U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Diehl, Jr.       John              William
   (Last)           (First)           (Middle)
   1083 Vallejo Circle
   (Street)
   Costa Mesa, CA          92626
   (City)     (State)      (Zip)
2. Issuer Name and Ticker or Trading Symbol
   LMKI, INC.   "LMKI"
3. IRS or Social Security Number of Reporting Person, if an Entity
   (Voluntary)

4. Statement for Month/Year
   SEPTEMBER 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (x) Director 		           	            ( ) 10% Owner
   (x) Officer (give title below)         ( ) Other (specify below)
         Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (x) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

Table I -- Non-Derivative Securities Acquired, Disposed of, or
           Beneficially Owned
                                                   5.Amount
                                                   of Secu-
                                                   rities
                                                   Bene-
                                                   ficially
                                4.Securities       Owned at  6.Ownership
             2.Trans- 3.Trans-  Acquired (A) or    End of    Form:    7.
             action   action    Disposed of (D)    Month     Direct   Nature of
             Date     Code      (Instr. 3,4 and 5)           (D) or   Indirect
1.Title of   (Month/  (Instr.8)        (A)                   Indirect Beneficial
Security     Day/                       or         (Instr.   I)       Ownership
(Instr.3)    Year)   Code  V   Amount  (D)  Price  3 and 4) (Instr.4) (Instr.4)
Common Stock                                       200,000  D


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II--Derivative Securities Acquired, Disposed of or Beneficially Owned
          (e.g., puts, calls, warrants, options, convertible securities)

            2.Conver-                     5.Number of Deriv- 6.Date Exercisable
            sion or   3.Trans-            ative Securities   and Expiration Date
            Exercise  action              Acquired (A) or    (Month/Day/Year)
1.Title of  Price of  Date     4.Transac- Disposed of (D)
Derivative  Deriv-    (Month/  tion Code  (Instr.3,4,and 5)  Date
Security    ative     Day/     (Instr.8)                     Exercis- Expiration
(Instr.3)   Security  Year)    Code  V    (A)     (D)        able     Date
Option      .01       9-6-99   J (1)      1                  12-22-98 12-28-03

                                                             10.
                                                9.Number of  Ownership
                                                Derivative   Form of
                                                Securities  Derivative
                                                Benefi-    Security:  11.
             7.Title and                        cially     Direct     Nature
             Amount of Underlying    8.Price of Owned at   (D) or   of Indirect
             Securities              Derivative End of     Indirect  Beneficial
1.Title of   (Instr. 3 and 4)        Security   Month      (I)       Ownership
Derivative                 Amount or
Security     Title         Number of (Instr.5) (Instr.4) (Instr. 4) (Instr.4)
Option       Common Stock    500,000 .01                 D



Explanation of Responses:

TABLE II
(1) Option acquired in a private transaction with William J. Kettle.


/s/__________________________________________
**Signature of Reporting Person

Date: 11/27/99


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).